Exhibit 99.1

Contact: Tim Berryman

Director – Investor Relations

Medical Properties Trust, Inc.

(205) 969-3755

tberryman@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST ANNOUNCES $1.75 BILLION INVESTMENT IN 24 HOSPITAL FACILITIES

Year-to-Date Acquisitions of $3.0 Billion Surpasses 2019 Full Year Acquisition Goal and

Establishes Record Acquisitions Year

Weighted Average GAAP Rate of 8.2% for 2019 YTD Acquisitions

Transactions Immediately Accretive; Increases Run Rate Guidance for Net Income to $1.08 to $1.12 and NFFO to $1.54 to $1.58 Per Share

Birmingham, AL – July 15, 2019 – Medical Properties Trust, Inc. (“MPT” or the “Company”) (NYSE: MPW), today announced that it has entered into definitive agreements with two new operators and completed a transaction with a third new operator involving in the aggregate 24 hospital facilities for a total investment of approximately $1.75 billion. With these transactions, MPT has surpassed its 2019 acquisition guidance of $2.5 billion, with a total investment of $3.0 billion at a blended GAAP rate of 8.2%, within its previously estimated range of 7.5% to 8.5%.

The agreements include investments in:

●	14 acute care hospitals and 2 behavioral health hospital facilities operated by Prospect Medical Holdings, Inc. (“Prospect”) for $1.55 billion;

●	7 community hospitals operated by Saint Luke’s Health System (“Saint Luke’s”) for $145 million; and

●	1 acute care hospital operated by Halsen Healthcare, LLC (“Halsen”) for $55 million.

The Company has posted a presentation with additional information regarding these transactions on its website at www.medicalpropertiestrust.com.

“We are very pleased with the acquisition of these outstanding hospitals which continues our sector leading record of accretive growth, increases the size and diversity of our portfolio, and further reinforces our reputation as the global leader in hospital real estate,” said Edward K. Aldag, Jr., MPT’s Chairman, President and CEO. “This is a marquee year for Medical Properties Trust as we entered 2019 in a prime position for accretive capital deployment and subsequently increased our acquisitions guidance by $1.0 billion due to our rapid execution on our deep and diverse global pipeline. We have not only achieved - but surpassed - our full year acquisition goal of $2.5 billion at just the half-way mark of the year. Importantly, with the addition of these properties to our portfolio, we have initiated three new operator relationships, extended into new geographic markets, and expanded service lines, including not-for-profit and behavioral. ”

Mr. Aldag continued, “Looking ahead, we remain confident that our preeminent global hospital real estate platform, the unique and balanced portfolio that we have deliberately and strategically built, and the robustness of our pipeline will enable us to create consistently strong cash returns for our shareholders while continuing to deliver accretive growth. Specifically, our growth trajectory reflects the mounting interest among premier healthcare institutions in the long-term capital that our financing model provides and Medical Properties Trust’s strong position as the global leader in hospital real estate finance. We are pleased with our achievements for the year thus far, and look forward to continuing our progress and enhancing shareholder value in the second half of 2019 and beyond.”

Benefits of Transactions

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Achieves Immediate Accretion: Immediately accretive to Normalized Funds from Operations (“NFFO”) per share; increases run rate guidance for net income to $1.08 to $1.12 and NFFO to $1.54 to $1.58 per diluted share.

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Improves Portfolio Diversification: Reduces exposure to MPT’s largest tenant, Steward Healthcare, to 30.3%, a 23% reduction from 39.5% as of December 31, 2018, and its two largest tenants combined to 42.6%, down from 51.1%. Expands MPT’s geographical presence to 30 U.S. states and increases acute care hospitals to 79.0% as a percentage of MPT’s total portfolio, up from 70.5% as of December 31, 2018, and 86.8% as a percentage of MPT’s U.S. portfolio, up from 84.2%.

●

Establishes New Operator Relationships: Adds three new tenants to MPT’s portfolio of industry leading operators, each with unique characteristics that strengthen our overall portfolio and exhibit significant growth potential.

o

Prospect Medical Holdings: MPT’s investment in the real estate interests of 14 acute care hospitals and 2 behavioral health facilities operated by Prospect in the Medicaid expansion states of California, Pennsylvania, and Connecticut creates a new avenue of growth for the Company. Prospect’s mission-critical hospitals are infrastructure assets located in large, densely-populated urban communities having rapidly growing populations and significant need of hospital care. An experienced management team at Prospect, led by CEO and Chairman, Samuel Lee, has a unique understanding of how to run their hospitals profitably in a lower, state-based reimbursement environment by providing high quality care and efficiently managing costs. Prospect’s hospitals are necessary to the communities they serve and relieve pressure on other health systems that are unable to effectively serve all patients.

o

Saint Luke’s Health System: With the completion of Company’s investment in June in seven high quality, new construction community hospitals within Saint Luke’s Health System, MPT continues to penetrate the not-for-profit sector with leading operators. Saint Luke’s is an investment grade-rated (Moody’s: A1/S&P: A+), not-for-profit healthcare operator, based in Missouri that employs over 8,600 people across the Kansas City market area. Each facility that MPT acquired currently serves as an access point for Saint Luke’s in high traffic retail areas. The majority of the facilities are located in Johnson County, which is the fastest growing county in the Kansas City metropolitan area.

o

Halsen Healthcare: The Company’s investment in Watsonville Community Hospital, a 106-bed acute care hospital profitably serving the healthcare needs of Watsonville, California and its surrounding market area south of San Jose, initiates a new operator relationship for MPT. Halsen, a newly-established operator boasts a deeply experienced executive team, comprised of former Tenet, Community and HCA executives, whom the Company expects to grow with in the coming years.

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Achieves Greater Scale: Increases the number of properties in MPT’s portfolio to 326 and the number of licensed beds to over 37,500; raises the Company’s total gross assets to approximately $12.6 billion on a pro forma basis, up 30% from $9.7 billion as of December 31, 2018.

Mr. Aldag concluded by discussing the current cap rate environment and investment spreads. “There has been some compression of cap rates in the global hospital real estate market due to the increased competition from sophisticated institutional investors – such as sovereign wealth – who are attracted to MPT’s model of securing long-term, predictable, inflation protected cash flows from hospitals. However, we are still able to grow our earnings as spreads have remained relatively constant and in some recent transactions, have been higher than historic due to our low cost of capital, as a result of lower inflation and interest rates. In this globally low inflationary environment, MPT continues to achieve internal growth for its shareholders through built in lease protections, such as our minimum annual escalators.”

The Prospect and Halsen transactions are expected to close in the second half of 2019, subject to customary closing conditions. Barclays acted as exclusive financial advisor to MPT and provided committed financing for a new $1.55 billion senior unsecured bridge loan in connection with the Prospect transaction. The Company intends to refinance the acquisitions as market conditions warrant with a combination of new unsecured debt and equity.

Included in the $1.55 billion initial investment amount for Prospect is a $113 million three-year term loan which, upon satisfaction of certain conditions, will be canceled in return for MPT’s acquisition of the real estate of two of the acute care hospitals noted previously. In addition, the Prospect agreement provides for a future purchase price adjustment of up to $250 million based on achievement of certain performance thresholds over a three-year period. Any such additional investment will be added to the lease base, and MPT will earn additional rent based on the then effective lease rates in accordance with the master leases.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed to acquire and develop net-leased hospital facilities. The Company’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the satisfaction of all conditions to, and the timely closing (if at all) of pending transactions, including Prospect and Halsen investments; annual run-rate net income and NFFO per share; the amount of acquisitions of healthcare real estate, if any; results from potential sales and joint venture arrangements, if any; capital markets conditions; estimated leverage metrics; the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in equity investments and the timing of such income; the payment of future dividends, if any; completion of additional debt arrangements, and additional investments; national and international economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and as updated by the Company’s subsequently filed Quarterly Reports on Form 10-Q and other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Annual Run-Rate Guidance Reconciliation

(Unaudited)

	Annual Run-Rate Guidance - Per Share(1)
	Low	High

Net income attributable to MPT common stockholders	$1.08	$1.12
Participating securities’ share in earnings	-	-

Net income, less participating securities’ share in earnings	$1.08	$1.12

Depreciation and amortization	0.45	0.45

Funds from operations	$1.53	$1.57

Other adjustments	0.01	0.01

Normalized funds from operations	$1.54	$1.58

(1) The guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and our filings with the Securities and Exchange Commission for a discussion of risk factors that affect our performance.

Pro Forma Total Gross Assets

(Unaudited)

Pro Forma
March 31, 2019

Total Assets	$9,231,453
Add:
Completed investments since March 31, 2019 and current committed acquisitions and developments	3,108,777
Accumulated depreciation and amortization	498,915
Incremental gross assets of our joint ventures(2)	540,542
Less:
Cash and cash equivalents	(745,548)

Pro Forma Total Gross Assets(3)	$12,634,139

(2) Adjustment needed to reflect our share of our joint ventures’ gross assets.

(3) Pro forma total gross assets is total assets before accumulated depreciation/amortization, includes investments completed since March 31, 2019 and assumes real estate binding commitments on new investments and unfunded amounts on development deals and commenced capital improvement projects are funded, and assumes cash on hand is used in these transactions. We believe pro forma total gross assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our binding commitments close and our other commitments are fully funded.